(99)Press Release


AK STEEL REPORTS OPERATING PROFIT OF $63 PER TON
                     IN SECOND QUARTER


     MIDDLETOWN, OH, July 10, 1996 -- AK Steel
(NYSE:AKS) reported earnings of $38.5 million, or $1.24 per fully diluted share of common stock for the second quarter of 1996. Operating profit, a key industry measure, was $63 per ton for the quarter.

     Revenues for the 1996 second quarter were $575.4 million on shipments of 1,105,200 tons, which included a record 489,000 tons shipped to automotive customers. The automotive market shipments eclipsed AK Steel's record of 439,000 tons, set in the first quarter, by more than 11 percent.

     "AK Steel has delivered another strong
quarter," said Thomas C. Graham, Chairman. "We continue to realize the benefits of our recent capital investments, efficient operations and a strong market for high-end products."

     Six Month Results

     For the first six months of 1996, AK Steel earned $75.5 million, or $2.44 per fully diluted share of common stock. Revenues were $1,134.3 million on shipments of nearly 2.2 million tons in the period. Operating profit was $137.1 million for the first half, or $63 per ton.

     Common Stock Dividend Declared

     The company also said its board of directors declared a common stock dividend of $0.15 per share, payable on August 15, 1996, to shareholders of record on July 22, 1996.

     AK Steel produces carbon flat-rolled steel for automotive, appliance, construction and manufacturing markets and employs about 5,700 people.

 AK Steel Statement of Operations & Earnings Per Share Data
             ($ Millions except per share data)





               Three Months Ended  Six Months Ended
                  June 30,         June 30,
               1996 1995     1996  1995

Shipments (000 tons)     1,105     1,067         2,169 2,180

Net Sales      $575.4    $595.9        $1,134.3    $1,206.3

Cost of Products Sold    456.5     460.2          901.0     945.6
Selling and Admin. Exp.  29.0  30.1           56.2      57.9
Depreciation         20.0      19.2           40.0        8.5
Total Operating Costs   505.5 509.5          997.2     1,042.0

Operating Profit     69.9      86.4          137.1     164.3

Interest Expense      9.5       9.2           18.9      18.3
Other Income          2.8       5.1            5.6       8.0

Income Before Income      63.2      82.3          123.8     154.0
  Taxes
Income Tax Provision      24.7       3.9           48.3        7.3

Net Income           38.5      78.4           75.5     146.7
Less Preferred Stock       2.8       4.1            5.9        8.1
  Dividends
Net Income Applicable   $35.7 $74.3          $69.6     $138.6
  to Common Stock


                  Earnings Per Share Data

Three Months Ended June 30,
                   1996      1995
                     Fully            Fully
               Primary  Diluted  Primary  Diluted

Earnings Per Share  $1.34      $1.24       $1.75   $1.53
Weighted Average    26,433     30,944   26,416  32,864
Shares Outstanding (000)


Six Months Ended June 30,
                  1996       1995
                     Fully            Fully
               Primary  Diluted  Primary  Diluted

Earnings Per Share  $2.65      $2.44      $3.26     2.86
Weighted Average    26,237     30,972  26,411   32,863
Shares Outstanding (000)

Adjusted to reflect a constant 30% book tax rate for more valid comparisons to current earnings